Conformis Announces Settlement of Patent Dispute

Conformis and Zimmer Biomet settled disputes related to Patient-Specific Instrument Patents for Use with Off-the-Shelf Knee, Hip, and Shoulder Implants

BILLERICA, Mass., May 28, 2020 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS) announced today that it has entered into a settlement and license agreement with Zimmer Biomet Holdings, Inc., Zimmer, Inc., Zimmer US, Inc., and Biomet Manufacturing, LLC (together, “Zimmer Biomet”) that resolves all patent disputes between the companies.

“We are glad to have reached a mutually productive settlement of all current patent litigation with Zimmer Biomet and are pleased to have the company become a licensee,” said Mark Augusti, President and Chief Executive Officer.  “Through this settlement, we have once again monetized our patient-specific instrument patents and steadfastly protected our core business of patient-specific implants.”

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which we refer to as personalized, individualized, or sometimes as customized, to fit each patient’s unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals.  In clinical studies, the Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com.  To receive future releases in e-mail alerts, sign up at ir.conformis.com.

CONTACT:
Investor Contact
ir@conformis.com
+1 (781) 374-5598